Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-195131 and 333-204222 on Form S-8 of our report dated February 28, 2017 (except for Note 2 as it relates to the adoption of Recent Accounting Pronouncements for which the date is July 26, 2017), relating to the consolidated financial statements of La Quinta Holdings Inc. and subsidiaries, appearing in this Current Report on Form 8-K of La Quinta Holdings Inc. dated July 26, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 26, 2017